EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of China Pediatric Pharmaceuticals, Inc., on Form S-1, of our report dated March 30, 2010, appearing in the Annual Report on Form 10-K of China Pediatric Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co. LLP
Acquavella, Chiarelli, Shuster, Berkower & Co. LLP

New York, NY
April 8, 2010